Exhibit 99.1

Ares Management Corporation Appoints Antoinette Bush to Board of Directors

LOS ANGELES—January 22, 2019— Ares Management Corporation (NYSE:ARES) today announced that Antoinette (“Toni”) Bush has joined its Board of Directors as an independent director.

Ms. Bush is currently the Executive Vice President and Global Head of Government Affairs for News Corp, where she has served in that capacity since June of 2013.  Prior to joining News Corp, she held various positions at Skadden, Arps, Slate, Meagher, & Flom LLP.  During Ms. Bush’s nearly 20-year tenure at Skadden, she rose to become the Partner in charge of the Communications Group, representing global media, entertainment and telecom entities in regulatory, legal and transactional matters.  Ms. Bush also served as Executive Vice President of Northpoint Technology Ltd and as Senior Counsel to the Communications Subcommittee of the U.S. Senate Committee on Commerce, Science, and Transportation.

“Toni is an accomplished business leader who has demonstrated strong leadership and strategic and operational expertise across legal, regulatory and communications matters,” said Tony Ressler, Executive Chairman of Ares Management Corporation. “I am highly confident that she will be a valuable asset to the Ares board, and we look forward to working together for the benefit of our shareholders.”

“We are very pleased to welcome Toni to the Ares board,” said Michael Arougheti, CEO and President of Ares Management Corporation. “She is a highly accomplished executive with a broad range of experience, and we expect that she will provide invaluable insights and counsel to the strategic growth plans of Ares.”

Commenting on her appointment, Ms. Bush said, “I am delighted to join Ares’ talented board of directors and to be affiliated with such a uniquely positioned company that I have known and admired for many years.  I look forward to contributing to Ares’ continued success.”

Ms. Bush also currently chairs the board of directors of The HistoryMakers and serves on the My Brother’s Keeper Alliance Advisory Council and the boards of the Newseum, Planet Word, and The Economic Club of Washington D.C.

Ms. Bush received her B.A. from Wellesley College and her J.D. from Northwestern University Pritzker School of Law.

About Ares Management Corporation

Ares Management Corporation is a publicly traded, leading global alternative asset manager with approximately $125 billion of assets under management as of September 30, 2018 and 18 offices in the United States, Europe, Asia and Australia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole. For more information, visit www.aresmgmt.com.

Investors:

Ares Management Corporation

Carl Drake, 800-340-6597

cdrake@aresmgmt.com

or

Priscila Roney, 212-808-1185

proney@aresmgmt.com

Media:

Mendel Communications

Bill Mendel, 212-397-1030

bill@mendelcommunications.com